Exhibit 99.1

AN2 Therapeutics Reports Third Quarter 2025 Financial Results and Recent Business and Scientific Highlights

Advancing Phase 1 program in Chagas Disease; Phase 2 planning underway

Clinical-stage M. abscessus program advancing through investigator-initiated trial (IIT)

First of two boron-based oncology targets to enter development in early 2026

Announced research collaboration with GSK to advance boron-based LeuRS-inhibitors targeting tuberculosis (TB)

AN2 awarded third year of funding from Gates Foundation

Menlo Park, CA – November 12, 2025 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the third quarter ended September 30, 2025.

“This quarter, we continued to execute across a diverse pipeline spanning multiple, potentially high impact projects in infectious diseases and oncology, leveraging our boron chemistry platform to address areas of high unmet need. These programs reflect our commitment to delivering transformative therapies, each having potential to meaningfully add shareholder value within our cash runway,” said Eric Easom, Co-Founder, Chairman, President and CEO of AN2 Therapeutics. “Our program studying oral AN2-502998 for Chagas disease is progressing through a Phase 1 first-in-human clinical trial, and planning for a subsequent Phase 2 proof-of-concept study is underway with our collaborators at Drugs for Neglected Diseases initiative (DNDi). In oncology, we expect our two lead programs to enter development in 2026, each with the potential to meaningfully impact solid-tumor cancers. We’ve also entered into a collaboration with GSK focused on TB, where our work is supported by a third year of funding from the Gates Foundation. This initiative reflects our commitment to applying boron chemistry to a disease that continues to impact a quarter of the world’s population.”

Third Quarter & Recent Business Updates:

Chagas Disease

•
Advancing Phase 1 first-in-human clinical trial of oral AN2-502998

The Company is progressing through a Phase 1 first-in-human clinical trial evaluating the safety, tolerability, and pharmacokinetics of oral AN2-502998 in healthy volunteers. Oral AN2-502998 is under development for chronic Chagas disease, an infectious disease caused by the parasite Trypanosoma cruzi (T. cruzi), which affects an estimated 6-7 million people worldwide, including approximately 300,000 in the U.S. and over 100,000 in Europe. AN2-502998 is the only compound of which the Company is aware to have demonstrated curative activity in preclinical studies across multiple species, including in nonhuman primates (NHP) with long-term, naturally acquired chronic infections of diverse T. cruzi genetic types. Because NHP infections are naturally acquired in the environment, this efficacy data may be more predictive of efficacy in human clinical trials than other animal models. The Company anticipates Phase 1 data in the first quarter of 2026 and initiation of a Phase 2 proof-of-concept study in patients with chronic Chagas disease in 2026, depending upon the outcome and timing of completion of the Phase 1 study. Through the Company’s collaboration with DNDi, the company will leverage DNDi’s extensive clinical trial network and expertise in Chagas disease to rapidly advance the clinical development of AN2-502998. There are no FDA approved treatments for adults with chronic Chagas disease.

Boron Chemistry Pipeline

•
Continuing to advance boron chemistry compounds in oncology

The Company is pursuing a number of oncology targets where we believe boron chemistry offers a competitive advantage in terms of binding-site differentiation, pharmacodynamics, drug-like properties and IP, including initially ENPP1 and PI3Kα. The unique binding modes of boron-containing compounds enable the discovery of inhibitors with high ligand efficiency against targets considered undruggable or difficult to access with traditional chemistry approaches. Boron chemistry has produced first-in-class molecules against a number of targets including CPSF3 (AN2-502998 and acoziborole) and LeuRS (epetraborole, ganfeborole and tavaborole). The Company has discovered preclinical compounds with profiles that are sub-nanomolar, highly selective and with strong oral pharmacokinetics. The Company anticipates advancing the first oncology compound into development in early 2026 with potential clinical proof-of-concept data within the Company’s current cash runway. The Company expects to advance its second oncology compound into development in mid-2026.

Nontuberculous Mycobacteria (NTM) Lung Disease Caused by M. abscessus

•
M. abscessus program advancing through investigator-initiated trial (IIT)

Building on the microbiological and safety data from the Company’s prior NTM study, the Company believes that epetraborole has the potential to address a critical unmet need in M. abscessus lung disease, one of the most difficult to treat NTM infections for which no FDA-approved therapies exist. The Company is supporting the design of an IIT expected to begin enrollment in early 2026, pending finalization of the trial protocol and regulatory allowance to proceed. The Company anticipates that data from this potential study, if positive, could provide the clinical evidence of human proof of concept in M. abscessus and inform the design of a subsequent pivotal trial. NTM lung disease represents a growing global health concern. It is estimated that approximately 120,000–150,000 people in the U.S. are living with NTM lung disease, of which 10–15% are caused by M. abscessus.

Melioidosis

•
Preparing for epetraborole's next phase of development in acute melioidosis, a highly lethal bacterial infection and recognized biothreat

AN2 is developing epetraborole for the treatment of acute melioidosis, a highly lethal bacterial infection and recognized biothreat. The Company completed enrollment in a 200-patient observational trial (non-epetraborole treatment) in October 2024, and in June 2025 announced key insights from the trial, which reinforce the high mortality of the disease, despite standard of care. This study provided critical data which will allow the Company to optimize the design of upcoming clinical studies. Discussions are underway with the U.S. government to fund Phase 2 development of epetraborole in acute melioidosis. Melioidosis has a 90-day mortality rate approaching 40%, despite standard of care (SOC) drugs, including ceftazidime or meropenem. The aim of the program is to meaningfully lower the expected mortality rate by dosing epetraborole on top of standard of care. If approved for the treatment of melioidosis, the Company plans to seek a priority review voucher and could generate revenue from U.S. and other governmental stockpiling, as well as from use as treatment in disease-endemic countries, including the U.S.

Global Health

•
Research collaboration with GSK to advance boron-based LeuRS-inhibitors targeting TB; AN2 awarded third year funding from Gates Foundation

In November 2025, the Company announced a collaboration with the global biopharma company GSK to develop new therapies for TB. As part of this effort, the Gates Foundation will provide a third year of funding to support AN2’s work within the collaboration. TB continues to pose a major global health challenge, affecting more than a quarter of the world’s population and causing over 1.25 million deaths annually.

Selected Third Quarter Financial Results

•
Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2025 were $7.0 million, compared to $8.3 million for the same period during 2024 due to decreased clinical trial expenses, personnel-related expenses, chemistry manufacturing and controls expenses, and consulting and outside services, primarily related to termination of the EBO-301 clinical study and corporate restructuring activities in August 2024. These decreases were partially offset by increases in preclinical and research studies and expenses related to start-up activities of the Phase 1 trial in Chagas disease and facility and other expenses.
•
General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2025 were $3.0 million, compared to $3.5 million for the same period during 2024 due to decreased personnel-related expenses, professional and outside services expenses, and other expenses.
•
Restructuring Charges: There were no restructuring charges in the third quarter of 2025. Restructuring charges for the third quarter of 2024 were $2.2 million due to severance payments and other employee termination-related expenses.
•
Interest Income: Interest income for the third quarter of 2025 was $0.7 million, compared to $1.3 million for the same period in 2024 due to lower cash, cash equivalents and investment balances and lower interest rates in 2025 as compared to 2024.
•
Net Loss: Net loss for the third quarter of 2025 was $9.4 million, compared to $12.7 million for the same period during 2024.
•
Cash Position: The Company had cash, cash equivalents and investments of $65.1 million at September 30, 2025. The Company projects that existing cash, cash equivalents and investments will sustain operations into 2028 under the current operating plan.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, NTM lung disease caused by M. abscessus and melioidosis, along with programs focused on targets in oncology and other infectious diseases. We are committed to delivering high-impact drugs to patients that address critical medical needs and improve health outcomes. For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential and competitive advantage of the Company’s boron chemistry platform; high-impact nature of the Company’s clinical programs; the potential for an IIT in M. abscessus disease to proceed and whether data from such a trial could provide human proof of concept in that condition; the Company’s approach to capital allocation and the availability of and plans to use non-dilutive funding, including the possibility that the U.S. government will not fund the Phase 2 and other future melioidosis trials; expectations regarding the Company’s clinical trials and IIT trials, including initiation, enrollment, conduct and the timing of data and related announcements; whether and to what extent NHP models de-risk translation to human efficacy in Chagas disease;

market and sales potential; priority review voucher eligibility and registrational pathways; cash runway; continued global health programs; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials and IITs; disruptions at the FDA and other government agencies caused by funding shortages, staff reductions and statutory, regulatory and policy changes; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results, the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued government funding of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$7,000	$8,287	$17,890	$35,091
General and administrative	3,040	3,484	10,903	10,856
Restructuring charge	—	2,243	—	2,243
Total operating expenses	10,040	14,014	28,793	48,190
Loss from operations	(10,040)	(14,014)	(28,793)	(48,190)
Interest income	687	1,267	2,329	4,390
Other income	—	—	—	1
Net loss attributable to common stockholders	$(9,353)	$(12,747)	$(26,464)	$(43,799)
Net loss per share attributable to common stockholders, basic and diluted	$(0.31)	$(0.43)	$(0.88)	$(1.47)
Weighted-average number of shares used in computing net loss per share, basic and diluted	30,276,230	29,841,169	30,168,221	29,809,839
Other comprehensive loss:
Unrealized loss on investments	39	139	33	(163)
Comprehensive loss	$(9,314)	$(12,608)	$(26,431)	$(43,962)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$18,003	$21,351
Short-term investments	43,918	62,267
Prepaid expenses and other current assets	2,095	2,644
Long-term investments	3,219	5,021
Other assets, long-term	—	804
Total assets	$67,235	$92,087

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,226	$3,317
Other current liabilities	4,632	6,921
Total liabilities	6,858	10,238
Stockholders’ equity	60,377	81,849
Total liabilities and stockholders’ equity	$67,235	$92,087